Exhibit 99.B(h)(2)

SCHEDULE D
TO THE AMENDED AND RESTATED
ADMINISTRATION AND TRANSFER
AGENCY AGREEMENT
BETWEEN
SEI DAILY INCOME TRUST
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES
DATED AS OF DECEMBER 10, 2003
AS AMENDED AUGUST 24, 2006, JUNE 26, 2008,
AUGUST 7, 2014, SEPTEMBER 15, 2014, MAY 6, 2015 AND OCTOBER 27, 2015

Portfolios:                                        This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

Money Market Fund

Prime Obligation Fund

Government Fund

Government II Fund

Treasury Fund

Treasury II Fund

Intermediate-Duration Government Fund

GNMA Fund

Ultra Short Duration Bond Fund

Short-Duration Government Fund

Fees:                                                                    Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

Money Market Fund - Class A Shares	0.30%
Prime Obligation Fund - Class A and H Shares	0.19%
Government Fund - Class A and CAA Shares	0.24%
Government II Fund - Class A Shares	0.19%
Treasury Fund - Class A Shares	0.24%
Treasury II Fund - Class A Shares	0.24%
Intermediate-Duration Government Fund - Class A and Y Shares	0.30%
GNMA Fund - Class A and Y Shares	0.30%
Ultra Short Duration Bond Fund - Class A and Y Shares	0.30%
Short-Duration Government Fund - Class A and Y Shares	0.30%